L & L Energy Announces Fiscal Year 2011 Results with Record 2011 Revenue of $224M

SEATTLE, August 1, 2011 – L & L Energy, Inc., (Nasdaq: LLEN) (“L&L” or the “Company”), a U.S.-based company operating coal businesses in China, announced its financial results for the fiscal year ended April 30, 2011. The Company filed its Form 10-K posting record annual revenue, which  doubled to $224 million from its previous fiscal year.

Fiscal Year 2011 Financial Results

-	Revenues generated in fiscal year 2011 increased to approximately $224 million up from $109 million, in 2010.

-	Income from continued operations for fiscal year 2011 increased to approximately $37 million compared to $31 million in 2010.

-	Fully diluted earnings per share from continued operations for fiscal year 2011 were approximately $1.21.

Dickson Lee, Chairman  CEO of L & L, commented: “I am pleased to report that our revenues experienced strong growth, primarily attributable to the execution of our  organic expansion plans.  In April of 2011, the last month of the fouth quarter, we  cooperated with local authorities to slow down mining production to enforce safety standards, which was the primary reason we missed our guidance on net income for this fiscal year. Our results for this fiscal year continue to illustrate our ability to  increase the production capacity of our existing operations, conduct accretive acquisitions, such as the DaPing mine, as well as our fleixbity to work under increasing governments safety requests.” Lee also commented, “ As the Guizhou coal mining consolidation has started in April, L&L is to ready to take on these opportunities and challenges to demonstrate our leadership and prowess in becoming a leader in the China coal industry.”

Link to L&L FY 2011 Form 10-K and more information is available at  www.llenergyinc.com

Forward-Looking Statements

The statements contained words that are not historical fact, including statements related to Company's future performance, are all "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties. Actual results of the future events described in this document could differ materially due to numerous factors and other made by the company filing with the Securities and Exchange Commission. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contacts:
ir@llenergyinc.com
(206) 264-8065

SOURCE: L & L Energy, Inc.